UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 7, 2013
Date of Report

January 4, 2013
(Date of earliest event reported)

ENERGY EDGE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	8711	52-2439239
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2810 East Oakland Park Boulevard, Ste. 310, Ft. Lauderdale, Florida, 33306
(Address of principal executive offices, including zip code)

(885) 859-4647
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers

Effective December 31, 2012, Robert Holdsworth resigned as president and director of our company.  On January 4, 2013, John Gerace resigned as director of our company.  The resignations were not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Prior to Mr. Gerace’s resignation, on January 4, 2013, we appointed John Walker as President, Chief Financial Officer and director of our company, effective January 4, 2013.  Additionally, we appointed Dr. Benjamin Chavis and Harold Kestenbaum as directors of our company, effective January 4, 2013.

John Walker

Mr. Walker has been a practicing certified public accountant since 1989.  Mr. Walker is a graduate of Florida State University.

Dr. Benjamin Chavis, Jr.

Dr. Chavis is a civil rights leader, author, educator and global business leader.  Dr. Chavis is President of Education Online Services Corporation, the world’s leading provider of online higher education for Historically Black  Colleges and Universities.  Dr. Chavis is also the President, Chief Executive Officer and Co-Founder of the Hip-Hop Summit Action Network, the world’s largest coalition of hip-hop artists and recording industry executives.  Dr. Chavis is also the National Director of Occupy the Dream.  Dr. Chavis received his Bachelor of Arts in Chemistry from University of North Carolina; a Master of Divinity from Duke University and a Doctor of Ministry from Howard University.

Harold Kestenbaum

Mr. Kestenbaum has been in private practice since 2008 and  is currently a partner with the national law firm of Gordon and Rees, where he specializes in franchise distribution and licensing law representing exclusively franchisors.  From 1982 until 1986, Mr. Kestenbaum served as franchise and general counsel to Sbarro, Inc., the national franchisor of over 1,000 family-style Italian restaurants and, was a director from 1985 to 2006.  From 1983 to 1989, Mr. Kestenbaum served as President and Chairman of the Board of FranchiseIt Corporation, the first publicly traded company specializing in providing franchise marketing and consulting services and equity financing to emerging franchise companies.

Our board of directors now consists of John Walker, Dr. Benjamin Chavis and Harold Kestenbaum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2013

ENERGY EDGE TECHNOLOGIES CORPORATION
By:	/s/ John Walker
Name:	John Walker
Title:	Chief Financial Officer